Exhibit 4.1


                                                 Frank A. Ciccotto, Jr.
                                                 55 Water Street, 45th Floor
New York, NY  10041                              Senior Vice President
Tel. 212-438-4417                                Securities Evaluations
Fax 212-438-7748
frank_ciccotto_jr@sandp.com                         Standard & Poor's
                                         A Division of The McGraw Hill Companies


                                November 19, 2009


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


              Re: Van Kampen Unit Trusts, Taxable Income Series 209 Intermediate Corporate Investment Grade Trust, Series 51


Gentlemen:

   We have examined Registration Statement File No. 333-162092 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                                                  Vice President